================================================================================





                        INDEMNITY REINSURANCE AGREEMENT


                                 by and between


                     UNUM LIFE INSURANCE COMPANY OF AMERICA


                                      and


                  THE LINCOLN NATIONAL LIFE INSURANCE COMPANY



                          Dated as of October 1, 1996



================================================================================

                               TABLE OF CONTENTS


                                                                                Page


ARTICLE I      DEFINITIONS....................................................    1

ARTICLE II     BUSINESS REINSURED.............................................    5

ARTICLE III    NOVATED CONTRACTS..............................................    5

ARTICLE IV         TERMINATION AND RECAPTURE..................................    6
    Section 4.01.  Termination................................................    6
    Section 4.02.  Recapture..................................................    6

ARTICLE V      TERRITORY......................................................    8

ARTICLE VI     ADMINISTRATION; CHANGES; CREDITING RATES.......................    8
    Section 6.01.  Administration.............................................    8
    Section 6.02.  Contract Changes or Reserve Assumption Changes.............    8
    Section 6.03.  Crediting Rates............................................    9

ARTICLE VII    TRANSFER OF ASSETS; CONTRACT LOANS.............................    9
    Section 7.01.  Asset Transfer.............................................    9
    Section 7.02. Contract Loans..............................................    9

ARTICLE VIII   PREMIUMS; RECOVERIES...........................................   10

ARTICLE IX     ACCOUNTING.....................................................   10

ARTICLE X      TRUST ACCOUNT..................................................   10
    Section 10.01.  General Account Reserves..................................   10
    Section 10.02.  Trust Fund................................................   10

ARTICLE XI     INSOLVENCY.....................................................   13

ARTICLE XII    OFFSETS........................................................   13

ARTICLE XIII   RIGHTS WITH RESPECT TO GENERAL ACCOUNT
               LIABILITIES....................................................   13

ARTICLE XIV    ERRORS AND OMISSIONS...........................................   14

ARTICLE XV     DUTY OF COOPERATION............................................   14

ARTICLE XVI    ARBITRATION....................................................   14




ARTICLE XVII   MISCELLANEOUS PROVISIONS.......................................   15
    Section 17.01.  Notices...................................................   15
    Section 17.02.  Amendment.................................................   16
    Section 17.03.  Counterparts..............................................   16
    Section 17.04.  No Third Party Beneficiaries..............................   16
    Section 17.05.  Assignment................................................   16
    Section 17.06.  Governing Law.............................................   16

                                   SCHEDULES

Schedule 1.01         Insurance Contracts
Schedule 1.02         Seller Separate Account
Schedule 3.01         Notices and Consents
Schedule 10.02        Authorized Investments

                        INDEMNITY REINSURANCE AGREEMENT
                        -------------------------------


          THIS INDEMNITY REINSURANCE AGREEMENT (this "Agreement"), dated as of October 1, 1996, is made by and between UNUM Life Insurance Company of America, a Maine domiciled stock life insurance company ("Seller"), and The Lincoln National Life Insurance Company, an Indiana domiciled stock life insurance company ("Purchaser").

          WHEREAS, Seller has agreed to cede and transfer to Purchaser the Insurance Contracts (as defined below) and Purchaser has agreed to reinsure the rights, obligations and liabilities of Seller under the Insurance Contracts; and

          WHEREAS, Seller and Purchaser are, concurrently with the execution of this Agreement, entering into an Assumption Reinsurance Agreement (the "Assumption Reinsurance Agreement") whereby Purchaser agrees to assume the Insurance Contracts on an assumption reinsurance basis; and

          WHEREAS, Seller and Purchaser are entering into this Agreement whereby Purchaser will reinsure the general account obligations of Seller under the Insurance Contracts on the terms and conditions set forth herein pending assumption of the Insurance Contracts by Purchaser on a novation basis pursuant to the Assumption Reinsurance Agreement; and

          WHEREAS, Seller desires that Purchaser perform all administrative functions on behalf of Seller after the date hereof with respect to the Insurance Contracts and the Seller Separate Account (as defined below), and Purchaser has agreed to provide such services pursuant to the terms of the Administrative Services Agreement (as defined below);

          NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and upon the terms and conditions set forth herein, the parties hereto agree as follows:


                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

          The following terms shall have the respective meanings set forth below throughout the Agreement:

          "Acquisition Agreement" means the Second Amended and Restated Asset
           ---------------------
Transfer and Acquisition Agreement entered into by and between Purchaser and Seller dated as of January 24, 1996, to which LLANY (as defined herein) has been added as a party.

          "Administrative Services Agreement" means the Administrative Services
           ---------------------------------
Agreement entered into by and between Purchaser and Seller dated as of the date hereof.

          "Affiliate" means, with respect to any Person, at the time in
           ---------
question, any other Person controlling, controlled by or under common control with such Person.

          "Agreement" means this Indemnity Reinsurance Agreement.
           ---------

          "Annual Rate" means the value of r in the expression (l + r)/n/365/ -
           -----------
1, where "n" is equal to the number of days for which interest is to be computed and the result of the expression is the interest factor for computing the applicable interest amounts.

          "Assumption Reinsurance Agreement" shall have the meaning set forth in
           --------------------------------
the second recital hereof.

          "Baseline Balance Sheet" shall have the meaning set forth in the
           ----------------------
Acquisition Agreement.

          "Business Day" means any day other than a Saturday, Sunday, a day on
           ------------
which banking institutions in any of the States of Maine, New York or Indiana are permitted or obligated by law to be closed or a day on which the New York Stock Exchange is closed for trading.

          "Calculated Asset Value" shall have the meaning set forth in Section
           ----------------------
10.02 hereof.

          "Cash Amount" means an amount equal to the result of 2.1824%
           -----------
multiplied by the Customer Asset Value calculated as of a particular date.

          "Cash Equivalents" means, as of any particular date, money market
           ----------------
funds, marketable obligations issued or guaranteed by the United States Government, certificates of deposit, bankers' acceptances and other similar liquid investments, in each case , with a maturity date of not more than 90 days from the date on which any such instrument is transferred pursuant to the terms of this Agreement, the market value of which on the date of transfer will be counted as equivalent to cash for purposes of satisfying the aggregate amount of cash and Cash Equivalents required to be transferred as described in Article IV and/or Article VII hereof.

          "Coinsurance and Assumption Agreement" means the Coinsurance and
           ------------------------------------
Assumption Agreement entered into by and between Seller and Purchaser dated as of the date hereof.

          "Contractholders" shall have the meaning set forth in Article III
           ---------------
hereof.

          "Customer Asset Value" means, at any time, an amount equal to the
           --------------------
aggregate reserves with respect to the Non-Novated Contracts in effect at such time that would be shown on a balance sheet of Seller as at such time prepared in accordance with GAAP applied in the same manner as applied in the preparation of the Baseline Balance Sheet.

          "Effective Date" shall have the meaning set forth in Article II
           --------------
hereof.

          "Extra Contractual Obligations" means all liabilities for
           -----------------------------
consequential, exemplary, punitive or similar damages which relate to or arise in connection with any alleged or actual act, error or omission by Seller or any of its Affiliates prior to the date hereof, whether intentional or otherwise, or from any reckless conduct or bad faith by Seller or any of its Affiliates, in connection with the handling of any claim under any of the Insurance Contracts or in connection with the issuance, delivery, cancellation or administration of any of the Insurance Contracts (provided that no liability with respect to which Purchaser or LLANY shall be entitled to indemnification under Section 10.01(a)(ii) of the Acquisition Agreement shall be deemed to be an Extra Contractual Obligation).

          "Final Recapture Statement" shall have the meaning set forth in
           -------------------------
Section 4.02 hereof.

          "General Account Liabilities" means all general account liabilities
           ---------------------------
and obligations arising under the Insurance Contracts, including, without limitation: (i) all liability for premium taxes arising on account of premiums paid or annuities purchased on or after the Effective Date, (ii) all amounts payable on or after the Effective Date for returns or refunds of premiums under the Insurance Contracts, (iii) all liability for commission payments and other fees or compensation payable with respect to the Insurance Contracts to or for the benefit of brokers and service providers, to the extent that such amounts are or become payable on or after the Effective Date and (iv) all guaranty fund assessments and similar charges imposed with respect to the Insurance Contracts based on premiums paid on or after the Effective Date; excluding (i) the Seller Separate Account Liabilities, (ii) any Extra Contractual Obligations and (iii) any general account liabilities which relate to (A) amounts transferred from the Seller Separate Account to the general account of Seller pending distribution to holders of the Insurance Contracts, (B) amounts held in the general account of Seller pending transfer to the Seller Separate Account and (C) guaranteed death benefits under the Seller Separate Account in excess of account values.

          "General Account Reserves" means the general account statutory
           ------------------------
reserves of Seller (without regard to this Agreement) with respect to the Non-Novated Contracts determined pursuant to Maine SAP, as such reserves would have been included in lines 1, 10.2 or 10.3 of the Liabilities, Surplus and Other Funds page of the NAIC Annual Statement Blank (1994 format), including (for the avoidance of doubt) any general account statutory reserve adjustments in relation to Seller Separate Account Liabilities.

          "General Account Reserves Statement" shall have the meaning set forth
           ----------------------------------
in Section 10.01 hereof.

          "Insurance Contracts" means all group annuity contracts issued by
           -------------------
Seller that are listed on Schedule 1.01 hereto and in effect on the Effective Date and all certificates and participation agreements in effect as of the Effective Date issued in accordance with the terms of such group annuity contracts (including all supplements, endorsements, riders and ancillary agreements in connection therewith).

          "LLANY" means Lincoln Life & Annuity Company of New York, an Affiliate
           -----
of Purchaser.

          "Maine SAP" means the statutory accounting principles and practices
           ---------
prescribed or permitted by the Bureau of Insurance of the State of Maine.

          "NAIC" means the National Association of Insurance Commissioners.
           ----

          "90-Day Treasury Rate" means the annual yield rate, on the date to
           --------------------
which 90-Day Treasury Rate relates, of actively traded U.S. Treasury securities having a remaining duration to maturity of three months, as such rate is published under "Treasury Constant Maturities" in Federal Reserve Statistical Release H.15(519).

          "Non-Novated Contracts" means Insurance Contracts that are not Novated
           ---------------------
Contracts.

          "Novated Contract" shall have the meaning set forth in Article III
           ----------------
hereof.

          "Person" means any individual, corporation, partnership, firm, joint
           ------
venture, association, joint-stock company, trust, unincorporated organization, governmental, judicial or regulatory body, business unit, division or other entity.

          "Post-Closing Indemnity Reinsurance Agreement" means the Post-Closing
           --------------------------------------------
Indemnity Reinsurance Agreement entered into by and between Purchaser and Seller dated as of the date hereof.

          "Preliminary Recapture Statement" shall have the meaning set forth in
           -------------------------------
Section 4.02 hereof.

          "Proposed Recapture Statement" shall have the meaning set forth in
           ----------------------------
Section 4.02 hereof.

          "Purchaser" shall have the meaning set forth in the introductory
           ---------
paragraph hereof.

          "Purchaser Certificate" means a certificate substantially in the form
           ---------------------
of Exhibit B-1 to the Trust Agreement.

          "Recapture Date" shall have the meaning set forth in Section 4.02
           --------------
hereof.

          "Required Amount" shall have the meaning set forth in Section 10.02
           ---------------
hereof.

          "Seller" shall have the meaning set forth in the introductory
           ------
paragraph hereof.

          "Seller Separate Account" means the separate account of Seller
           -----------------------
described on Schedule 1.02 hereto.

          "Seller Separate Account Liabilities" means those insurance
           -----------------------------------
liabilities that are reflected in the Seller Separate Account and that relate to the Insurance Contracts.

          "Termination Certificate" means a certificate substantially in the
           -----------------------
form of Exhibit C to the Trust Agreement.

          "Third Party Accountant" shall have the meaning set forth in Section
           ----------------------
4.02 hereof.

          "Trust Account" shall have the meaning set forth in Section 10.02
           -------------
hereof.

          "Trust Agreement" means the Trust Agreement entered into by and among
           ---------------
Purchaser, Seller and Trustee dated as of the date hereof.

          "Trustee" means the trustee named in the Trust Agreement and any
           -------
successor trustee appointed as such pursuant to the terms of the Trust
Agreement.


                                   ARTICLE II

                               BUSINESS REINSURED
                               ------------------

          Upon the terms and subject to the conditions and other provisions of this Agreement and any required governmental and regulatory consents and approvals, effective as of 12:01 a.m., Eastern Time, on October 1, 1996 (the "Effective Date"), Seller hereby cedes to Purchaser and Purchaser hereby accepts and indemnity reinsures, on a coinsurance basis, 100% of the General Account Liabilities.


                                  ARTICLE III

                               NOVATED CONTRACTS
                               -----------------

          Pursuant to and in accordance with the terms of the Assumption Reinsurance Agreement, Purchaser will prepare and mail Notices (as defined in the Assumption Reinsurance Agreement) and certificates of assumption to the holders of the Insurance Contracts (the "Contractholders") in order to attempt to effectuate novations of the Insurance Contracts (each Insurance Contract which is so novated being referred to herein as a "Novated Contract"). To the extent Purchaser is unable for any reason to assume by novation any Insurance Contracts, or if any attempted novation is subsequently finally determined in a judicial proceeding or by regulatory action or otherwise agreed by Purchaser and Seller to be ineffective or reversed for any reason, such Insurance Contracts shall not be regarded as Novated Contracts and Purchaser shall continue to reinsure the General Account Liabilities associated with such Insurance Contracts, on an indemnity basis, in accordance with the terms and conditions of this Agreement. The parties generally intend to mail Notices and to seek consents as described on Schedule 3.01 hereto.


                                   ARTICLE IV

                           TERMINATION AND RECAPTURE
                           -------------------------

          Section 4.01.  Termination.  The reinsurance provided under this
                         -----------
Agreement shall terminate as to each Insurance Contract on the earlier of the effective date of the novation of such Insurance Contract pursuant to the Assumption Reinsurance Agreement or the date as of which such Insurance Contract, if a Non-Novated Contract, is recaptured as provided below in this
Article IV.

          Section 4.02.  Recapture.  (a)  In the event that (i) the Standard &
                         ---------
Poor's Corporation Claims-Paying Ability rating of Purchaser becomes less than A or the Moody's Investors Service, Inc. Financial Strength rating of Purchaser becomes less than A2, or (ii) Purchaser files an RBC report with the Commissioner of Insurance of the State of Indiana which indicates that its Total Adjusted Capital is less than 160 percent of its Company Action Level RBC (as such capitalized terms are defined in the NAIC Life Risk-Based Capital Report Including Overview and Instructions for Companies, dated as of December 31,
1994), Seller shall have the right, on 10 days' written notice to Purchaser, to recapture the Non-Novated Contracts, effective as of the first day of the month following the month in which the notice period ends (the "Recapture Date"). In the event that the Non-Novated Contracts are recaptured pursuant to this Article IV, a net accounting and settlement with respect to the General Account Liabilities relating to Non-Novated Contracts shall be undertaken by the parties hereto pursuant to the provisions set forth below in this Section 4.02.

          (b) On the Recapture Date, Purchaser will deliver to Seller a statement of the General Account Reserves, the amount of any contract loans under the Non-Novated Contracts and the amount of the Cash Amount, each as of the end of the second month preceding the month in which the Recapture Date falls (the "Preliminary Recapture Statement"), together with a certification of the chief financial officer of Purchaser that (i) the Preliminary Recapture Statement was prepared in accordance with Maine SAP, and (ii) the General Account Reserves set forth therein (A) were determined in accordance with generally accepted actuarial standards consistently applied, (B) were fairly stated in accordance with sound actuarial principles, (C) were based on actuarial assumptions that were appropriate for Seller's obligations under the related Insurance Contracts, and (D) met the requirements of Maine SAP.

          (c) On the Recapture Date, Purchaser shall transfer to Seller cash and Cash Equivalents in an amount equal to the General Account Reserves less (i) the amount of any contract loans under the Non-Novated Contracts and (ii) the Cash Amount, each as determined by Purchaser and set forth on the Preliminary Recapture Statement. Cash shall be transferred by Purchaser to Seller by wire transfer of immediately available funds in U.S. Dollars. Cash Equivalents shall be transferred by such instruments of transfer as are reasonably acceptable to Seller. In addition, as specified in Section 7.02 hereof, Seller shall, from and after the Recapture Date, be entitled to receive and retain all contract loan repayments under the Non-Novated Contracts. Recapture shall be deemed to occur upon the receipt by Seller of such cash and Cash Equivalents, free of all liens or other encumbrances.

          (d) Purchaser shall, on or before the date that is 30 days after the Recapture Date, prepare a statement of the General Account Reserves, the amount of any contract loans under the Non-Novated Contracts and the Cash Amount, each as of the close of business on the last day of the month preceding the month in which the Recapture Date falls (the "Proposed Recapture Statement"), together with a certification of the chief financial officer of Purchaser to the same effect with respect to the Proposed Recapture Statement as of the date thereof as the certification provided by such officer with respect to the Preliminary Recapture Statement as of the date thereof pursuant to Section 4.02(b).
Promptly after its preparation, Purchaser shall deliver copies of the Proposed Recapture Statement to Seller. Seller shall have the right to review the Proposed Recapture Statement and comment thereon for a period of 45 days after receipt thereof. Purchaser agrees that Seller and its accountants may have access to the accounting records of Purchaser relating to its preparation of the Proposed Recapture Statement for the purpose of conducting its review. Any changes in the Proposed Recapture Statement that are agreed to by Purchaser and Seller within 45 days of the aforementioned delivery of such statement by Purchaser shall be incorporated into a final recapture statement as of the close of business on the last day of the month preceding the month in which the Recapture Date falls (the "Final Recapture Statement"). In the event that Purchaser and Seller are unable to agree on the manner in which any item or items should be treated in the preparation of the Final Recapture Statement within such 45-day period, separate written reports of such item or items shall be made in concise form and shall be referred to KPMG Peat Marwick (the "Third Party Accountant"). The Third Party Accountant shall determine within 14 days the manner in which such item or items shall be treated on the Final Recapture Statement; provided, however, that the dollar amount of each item in dispute
           --------  -------
shall be determined between the range of dollar amounts proposed by Seller and Purchaser, respectively. The determinations by the Third Party Accountant as to the items in dispute shall be in writing and shall be binding and conclusive on the parties and shall be so reflected in the Final Recapture Statement. The fees, costs and expenses of retaining the Third Party Accountant shall be allocated by the Third Party Accountant between the parties, in accordance with the Third Party Accountant's judgment as to the relative merits of the parties' proposals in respect of the disputed items. Such determination shall be binding and conclusive on the parties. Following the resolution of all disputed items, Purchaser shall prepare the Final Recapture Statement and shall deliver copies of such statement to Seller.

          (e) In the event the aggregate amount of cash and Cash Equivalents reflected on the Preliminary Recapture Statement and transferred to the Seller on the Recapture Date is less than an amount equal to the General Account Reserves less (i) the amount of any contract loans under the Non-Novated Contract and (ii) the Cash Amount, each as reflected on the Final Recapture Statement, Purchaser shall transfer to Seller additional cash or Cash Equivalents equal to the amount of such difference, together with interest thereon from and including the Recapture Date to but not including the date of such transfer computed at an Annual Rate equal to the 90-Day Treasury Rate in effect as of the Recapture Date. In the event the aggregate amount of cash and Cash Equivalents reflected on the Preliminary Recapture Statement and transferred to Seller on the Recapture Date is more than an amount equal to the General Account Reserves less (i) the amount of any contract loans under the Non-Novated Contract and (ii) the Cash Amount, each as reflected on the Final Recapture Statement, Seller shall transfer to Purchaser cash or Cash Equivalents in the amount of such difference, together with interest thereon computed at an Annual Rate as specified above from and including the Recapture Date to but not including the date of such transfer.


                                   ARTICLE V

                                   TERRITORY
                                   ---------

          This Agreement shall apply to Insurance Contracts covering lives and risks wherever resident or situated.


                                   ARTICLE VI

                    ADMINISTRATION; CHANGES; CREDITING RATES
                    ----------------------------------------

          Section 6.01.  Administration.  Pursuant to the Administrative
                         --------------
Services Agreement, Seller has appointed Purchaser to perform all administrative services with respect to the Non-Novated Contracts and the Seller Separate Account and Purchaser has agreed to perform such services on behalf of Seller, including, but not limited to, the collection of premiums and other amounts due from Contractholders, the direct payment of all General Account Liabilities, the direct disbursement of all contract loans and the administration of claims. In the event of the termination of the Administrative Services Agreement pursuant to Section 8.02(a) thereof, Seller will re-assume all administrative services with respect to the Non-Novated Contracts and the Seller Separate Account and Purchaser will pay to Seller a monthly expense allowance in accordance with the terms of the Administrative Services Agreement in respect of the Non-Novated Contracts that have not been recaptured pursuant to Article IV hereof.

          Section 6.02.  Contract Changes or Reserve Assumption Changes.
                         ----------------------------------------------
Seller, on its own initiative, shall not change (a) the terms and conditions of any Insurance Contracts or (b) the assumptions and methods used by Seller to establish the General Account Reserves.

Purchaser shall share proportionately, on a 100% coinsurance basis, in any contract changes or changes in the assumptions and methods used to establish the General Account Reserves that are required by any regulatory authority having jurisdiction over Seller in the ordinary course of such authority's exercise of its powers or otherwise required by law, provided that prior to effectuating any such change Seller shall promptly notify Purchaser of such proposed change and afford Purchaser the opportunity, to the extent practical under applicable law, to object to such change under applicable administrative procedures (both formal and informal).

          Section 6.03.  Crediting Rates.  Seller shall set crediting rates with
                         ---------------
respect to the Non-Novated Contracts from and after the Effective Date as directed by Purchaser after consultation with Seller.


                                  ARTICLE VII

                       TRANSFER OF ASSETS; CONTRACT LOANS
                       ----------------------------------

          Section 7.01.  Asset Transfer.  As consideration for the indemnity
                         --------------
reinsurance of the General Account Liabilities by Purchaser hereunder and in accordance with the terms of the Acquisition Agreement and the Trust Agreement, Seller hereby agrees to transfer to the Trust Account cash, Cash Equivalents and other assets in an amount equal to (a) the General Account Reserves as of the close of business on the last day of the month preceding the month in which the Effective Date falls less (b) the amount of any contract loans under the Insurance Contracts as of such date.

          Section 7.02. Contract Loans.  (a)  As further consideration for the
                        --------------
indemnity reinsurance of the General Account Liabilities hereunder, Purchaser shall, subject to the provisions of this Section 7.02, be entitled to all contract loan repayments (including both principal and interest) under the Non-Novated Contracts, payable in accordance with Article VIII hereof. However, as security for the payment of Purchaser's obligations hereunder, Seller shall be entitled to withhold actual ownership of such contract loans.

          (b) Seller shall have the right to retain contract loan repayments under the Non-Novated Contracts, and to direct Purchaser to pay to Seller all such contract loan repayment amounts collected by Purchaser pursuant to the Administrative Services Agreement, upon the occurrence of any of the events specified in Section 10.02 hereof that would entitle Seller to withdraw amounts from the Trust Account, subject to the limitations specified therein on the use of funds withdrawn from the Trust Account.

          (c) In addition, Seller shall, from and after the Recapture Date, have the right to retain all contract loan repayments under the Non-Novated Contracts, and to direct Purchaser to pay to Seller all such contract loan repayment amounts collected by Purchaser pursuant to the Administrative Services Agreement.

                                 ARTICLE VIII

                              PREMIUMS; RECOVERIES
                              --------------------

          Subject to the provisions of Section 7.02 hereof, as further consideration for the indemnity reinsurance of the General Account Liabilities, Purchaser shall, pursuant to the Administrative Services Agreement, collect and retain all premiums, contract loan repayments and other amounts payable on and after the Effective Date with respect to the general account portion of the Non-Novated Contracts. Seller shall promptly pay to Purchaser any such amounts actually received by Seller.


                                   ARTICLE IX

                                   ACCOUNTING
                                   ----------

          Pursuant to and in accordance with the terms of the Administrative Services Agreement, Purchaser will provide to Seller accounting and settlement reports as to the Insurance Contracts.


                                   ARTICLE X

                                 TRUST ACCOUNT
                                 -------------

          Section 10.01.  General Account Reserves.  Seller agrees that it will
                          ------------------------
establish General Account Reserves as of the last day of each month during the term of this Agreement and will forward to Purchaser a statement showing such General Account Reserves and the aggregate amount of contract loans under the Non-Novated Contracts (the "General Account Reserves Statement") within five Business Days after receipt from Purchaser of the monthly accounting statement for such month pursuant to the terms of the Administrative Services Agreement.

          Section 10.02.  Trust Fund.  (a)  Purchaser has entered into the Trust
                          ----------
Agreement and has established a trust account (the "Trust Account") thereunder for the benefit of Seller with respect to the General Account Reserves. Purchaser agrees that, subsequent to Seller's transfer of cash, Cash Equivalents and other assets to the Trust Account as described in Article VII above, Purchaser will thereafter maintain in the Trust Account (in addition to any assets required to be maintained in the Trust Account under the Coinsurance and Assumption Agreement or the Post-Closing Indemnity Reinsurance Agreement) assets having a market value not less than an amount equal to the General Account Reserves less the aggregate amount of contract loans under the Non-Novated Contracts (the "Required Amount"), to be held in trust by Trustee for the benefit of Seller as security for the payment of Purchaser's obligations to Seller under this Agreement. Following the receipt of each General Account Reserves Statement, Purchaser shall, to the extent that the market value of the assets held in the Trust Account on the last day of the month just ended (the "Calculated Asset Value") is less than the Required Amount so calculated, within five Business Days of its receipt of such General Account Reserves Statement, transfer to the Trust Account assets with a market value on the date of transfer at least equal to the difference between the Required Amount and the Calculated Asset Value.

          (b) Purchaser agrees that the assets so deposited shall be valued according to their current fair market value and shall consist only of investments of the type specified on Schedule 10.02 hereto and that the investment and reinvestment thereof shall be consistent with Purchaser's investment strategy in connection with its general account.

          (c) Purchaser and Seller, prior to depositing assets with Trustee, shall execute all assignments, endorsements in blank, or transfer legal title to Trustee of all shares, obligations or any other assets requiring assignments, in order that Trustee may whenever necessary negotiate any such assets without consent or signature from Purchaser, Seller or any other Person.

          (d) Purchaser and Seller agree that the assets in the Trust Account may be withdrawn by Seller in accordance with the procedures set forth in the Trust Agreement, provided such assets are applied and utilized by Seller (or any
                 --------
successor of Seller by operation of law, including, without limitation, any liquidator, rehabilitator, receiver or conservator of Seller) solely on the basis of the liability of Seller under the Non-Novated Contracts, without diminution because of the insolvency of Seller or the Purchaser, under the following circumstances and for the following purposes:

               (i) in the event the Non-Novated Contracts are recaptured pursuant to Article IV, to pay Seller the recapture amounts determined in accordance with Article IV, to the extent such recapture amounts are not paid directly to Seller by Purchaser; and

               (ii) in the event that (A) the Standard & Poor's Corporation Claims-Paying Ability rating of Purchaser becomes less than A+ or the Moody's Investors Service, Inc. Financial Strength rating of Purchaser becomes less than A1 or (B) Purchaser becomes the subject of a delinquency proceeding within the meaning of Section 27-9-1-2 of the Indiana Insurance Law, in each case:

                    (x) to reimburse Seller for Purchaser's share of surrenders, contract loans and benefits paid by Seller pursuant to the provisions of the Insurance Contracts, to the extent not paid directly by Purchaser when due pursuant to the terms of the Administrative Services Agreement;

                    (y)  to pay Seller the expense allowance described in
                    Section 6.01 hereof, to the extent not paid directly to Seller by Purchaser when due; and

                    (z) to pay any other amounts due Seller under this Agreement to the extent not paid directly to Seller by Purchaser when due; and

               (iii) in the event that the Standard & Poor's Corporation Claims-Paying Ability rating of Purchaser becomes less than A or the Moody's Investors Service, Inc. Financial Strength rating of Purchaser becomes less than A2, in addition to the purposes set forth above, to fund accounts specifically established by Seller to cover loss exposures of Seller in an amount equal to the Required Amount.

In the event that Seller withdraws assets from the Trust Account in excess of actual amounts required to meet Purchaser's obligations to Seller, Seller will return such excess to the Trust Account, plus interest in an amount equal to the actual earnings on the assets withdrawn from the Trust Account during the period that the amounts were withdrawn.

          (e) Purchaser and Seller agree that the assets of the Trust Account may be withdrawn by Purchaser in accordance with the procedures set forth in the Trust Agreement, provided that either:

               (i) Purchaser shall, at the time of any such withdrawal and transfer, replace the withdrawn assets with other assets of a type permitted in Section 10.02 (b) above, having a market value at least equal to the market value of the assets so withdrawn, in order to maintain in the Trust Account assets having a market value at least equal to the Required Amount, or

               (ii) after such withdrawal and transfer, the market value of the assets remaining in the Trust Account is not less than the Required Amount;

provided, however, that Purchaser may make withdrawals pursuant to subsection
--------  -------
(e)(ii) of this Section 10.02(e) only once in any month and only after the receipt of the General Account Reserves Statement showing General Account Reserves and contract loans under the Non-Novated Contracts, each as of the end of the previous month.

          (f) Seller hereby agrees to execute each Purchaser Certificate presented to it for execution, as contemplated by Section 2.09(b) of the Trust Agreement, which is executed by a duly authorized officer of Purchaser and accompanied by evidence reasonably satisfactory to Seller that the withdrawal requested therein is permitted under Section 10.02(e). Seller hereby also agrees to execute a Termination Certificate presented to it for execution which is executed by a duly authorized officer of Purchaser and accompanied by evidence reasonably satisfactory to Seller of the validity of the statements set forth therein.


                                   ARTICLE XI

                                   INSOLVENCY
                                   ----------

          Purchaser hereby agrees that, as to all reinsurance made, ceded, renewed or otherwise becoming effective hereunder, the reinsurance shall be payable by Purchaser on the basis of the liability of Seller under the Insurance Contract or Contracts reinsured on an indemnity basis, without diminution because of the insolvency, liquidation or rehabilitation of Seller or the appointment of a conservator, receiver, liquidator or statutory successor of Seller, directly to Seller or to its conservator, liquidator, receiver or other statutory successor. It is agreed that any conservator, receiver, liquidator or statutory successor of Seller shall give prompt written notice to Purchaser of the pendency or submission of a claim under any such Insurance Contract or Contracts. During the pendency of such claim, Purchaser may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense available to Seller or its conservator, receiver, liquidator or statutory successor. The expense thus incurred by Purchaser is chargeable against Seller as a part of the expense of insolvency, liquidation or rehabilitation to the extent of a proportionate share of the benefit which accrues to Seller solely as a result of the defense undertaken by Purchaser.


                                  ARTICLE XII

                                    OFFSETS
                                    -------

          Any debts or credits between Seller and Purchaser arising under this Agreement are deemed mutual debts or credits, as the case may be, and shall be netted or set off, as the case may be, and only the balance shall be allowed or paid hereunder.


                                  ARTICLE XII

               RIGHTS WITH RESPECT TO GENERAL ACCOUNT LIABILITIES
               --------------------------------------------------

          Purchaser's reinsurance of the General Account Liabilities is intended for the sole benefit of the parties to this Agreement and shall not create any right on the part of any other party, including, without limit, any Contractholder, insured, claimant or beneficiary, against Purchaser or any legal relation between any Contractholders, insureds, claimants or beneficiaries and Purchaser.

                                  ARTICLE XIV

                              ERRORS AND OMISSIONS
                              --------------------

          Inadvertent delays, errors or omissions made by either Seller or Purchaser in connection with this Agreement or any transaction hereunder shall not relieve the other party from any liability which would have attached to such party had such delay, error or omission not occurred, provided that the party causing such delay, error or omission rectifies the same as soon as possible after its discovery thereof. If, as a result of any such delay, error or omission, there is a delay in the transfer of funds to be transferred pursuant hereto, the party responsible for such delay, error or omission shall pay, to the party to whom such funds are to be transferred, interest on the amount of funds to be transferred from the date of such delay, error or omission to and including the date of such transfer of funds at a rate equal to the average rate of earnings on assets held in the Trust Account during such period.


                                   ARTICLE XV

                              DUTY OF COOPERATION
                              -------------------

          Each party hereto shall cooperate fully with the other in all reasonable respects in order to accomplish the objectives of this Agreement. The duty of cooperation shall apply, but not be limited, to regulatory and litigation matters.


                                  ARTICLE XVI

                                  ARBITRATION
                                  -----------

          It is the intention of the parties hereto that customs and usages of the business of indemnity reinsurance and assumption reinsurance shall be given full effect in the interpretation of this Agreement other than to the extent that the unique aspects of the transaction render such customs and usages inapplicable. The parties hereto shall act in all things with the highest good faith. Any dispute or difference with respect to the operation or interpretation of this Agreement on which an amicable understanding cannot be reached shall be submitted to arbitration, which shall be mandatory and binding, provided, however, that this Article XVI shall not apply in the event Purchaser shall become subject to a delinquency proceeding as defined in Section 27-9-1-2 of the Indiana Insurance Law. The arbitrators shall be free to reach their decision from the standpoint of equity and customary practices of the insurance and reinsurance industry rather than from that of strict legal principles.

          The arbitration shall be held in Portland, Maine and shall consist of three arbitrators who must be active or retired executive officers of life insurance companies other than the parties to this Agreement, their Affiliates or subsidiaries. Seller shall appoint one arbitrator and Purchaser the second. Such arbitrators shall then select the third arbitrator before arbitration commences. Should one of the parties decline to appoint an arbitrator or should the two arbitrators be unable to agree upon the choice of a third, such appointment shall be left to the President of the American Academy of Actuaries.

          Decisions of the arbitrators shall be by majority vote. The cost of arbitration, including the fees of the arbitrators, shall be borne as the arbitrators shall decide. Judgment on any award granted by the arbitrators may be entered in a Federal court of competent jurisdiction located in Portland, Maine.


                                  ARTICLE XVI

                            MISCELLANEOUS PROVISIONS
                            ------------------------

          Section 17.01.  Notices.  Any notice required or permitted hereunder
                          -------
shall be in writing and shall be delivered personally (by courier or otherwise), telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, three days after the date of deposit in the United States mails, as follows:

          (1)  If to Purchaser to:

                    The Lincoln National Life Insurance Company
                    1300 South Clinton Street
                    P.O. Box 1110
                    Fort Wayne, Indiana  48601-1110
                    Attention:  Carl L. Baker
                    Telecopier No.:  (219) 455-5135

               With a concurrent copy to:

                    Sutherland, Asbill & Brennan
                    1275 Pennsylvania Avenue, N.W.
                    Washington, D.C.  20004
                    Attention:  David A. Massey
                    Telecopier No.:  (202) 637-3593

          (2)  If to Seller to:

                    UNUM Life Insurance Company of America
                    2211 Congress Street
                    Portland, Maine  04122
                    Attention:  Kevin J. Tierney
                    Telecopier No.:  (207) 770-4377

                    With a concurrent copy to:

                    LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                    125 West 55th Street
                    New York, New York  10019-5389
                    Attention:  Donald B. Henderson, Jr.
                    Telecopier No.:  (212) 424-8500

          Any party may, by notice given in accordance with this Agreement to the other party, designate another address or person for receipt of notices hereunder.

          Section 17.02.  Amendment.  This Agreement may not be modified,
                          ---------
changed, discharged or terminated, except by an instrument in writing signed by an authorized officer of each of the parties hereto.

          Section 17.03.  Counterparts.  This Agreement may be executed by the
                          ------------
parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

          Section 17.04.  No Third Party Beneficiaries.  Nothing in this
                          ----------------------------
Agreement is intended or shall be construed to give any Person, other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

          Section 17.05.  Assignment.  This Agreement shall be binding upon and
                          ----------
inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives. Neither this Agreement, nor any right hereunder, may be assigned by either party (in whole or in part) without the prior written consent of the other party hereto.

          Section 17.06.  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY
                          -------------
AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MAINE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

          IN WITNESS WHEREOF, Seller and Purchaser have executed this Agreement as of the date first above written.

                              UNUM LIFE INSURANCE
                                COMPANY OF AMERICA



                              By:  /s/ Kevin J. Tierney
                                   ----------------------
                                   Name:    Kevin J. Tierney
                                   Title:   Senior Vice President and
                                            General Counsel

                              THE LINCOLN NATIONAL LIFE
                                INSURANCE COMPANY



                              By:  /s/ Kelly D. Clevenger
                                   ------------------------
                                   Name:    Kelly D. Clevenger
                                   Title:   Vice President